EXHIBIT 99

Sunterra Corporation

NEWS RELEASE

CONTACT:

Amy Lund

Sunterra Corporation

(702) 304-7018

SUNTERRA CORPORATION BEGINS FURTHER DEVELOPMENT

AT SEDONA SUMMIT AND PLANTATION AT FALL CREEK RESORTS

Multi-Million Dollar Project Increases Inventory in Arizona and Missouri

LAS VEGAS, NEVADA (March 6, 2003) – Sunterra Corporation (SNRR.OB), one of the world’s largest vacation ownership companies, today announced plans to increase its inventory and enhance guest amenities at two key resorts. Construction work on these multi-million dollar projects will commence immediately at Sedona Summit in Sedona, Arizona and Plantation at Fall Creek in Branson, Missouri. This work will benefit existing and new members of Club Sunterra, who can use their membership of Sunterra’s points-based club to vacation at any of Sunterra’s resorts worldwide.

At Sedona Summit Resort, work will begin on the construction of the next phase of the resort. When fully developed, it will consist of 64 two-bedroom condominium residences set amongst landscaped courtyards. A new family swimming pool and spa will be added to the resort as well as sports and children’s play areas which will include a children’s play pool. To further enhance the services provided to members and guests at the resort, a new maintenance and housekeeping facility will also be constructed, as well as a new pool house. Sunterra expects the first 16 units on the 11-acre site to be completed before the end of 2003.

At Plantation at Fall Creek resort, Sunterra will add 16 new two-bedroom residences and expects these to be completed before the end of Fall 2003.

Commenting on these projects, Nick Benson, President and Chief Executive Officer of Sunterra Corporation said, “This development work is driven by our desire to provide our members with high quality vacation experiences at two of our most popular resorts. As Sunterra continues to expand we will be reviewing the opportunities to carry out similar projects at our other resorts as well as new developments and acquisitions where these fit into our plans for expanding and enhancing our resort portfolio worldwide.”

Sunterra Corporation is one of the world’s largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific and the Caribbean.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain statements in this release constitute forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding Sunterra’s plans for the future of the company and its operations. Actual results or developments may differ from those provided for in any of the forward-looking statements.